 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2015 (July 20, 2015)

SPIRAL TOYS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178738	27-3388068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2945 Townsgate Road, Suite 200 Westlake Village, CA 91361
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (844) 681-7627

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 20, 2015 (the “Effective Date”), Mr. Akio Ariura, age 57, was appointed as the Chief Financial Officer of Spiral Toys Inc. (the “Company”) in accordance with the terms of an offer letter executed as of July 19, 2015 (the “Offer Letter”). Mr. Ariura will replace Gina Fabiano who served as the Company’s interim Chief Financial Officer since May 2015. Ms. Fabiano will continue to serve as a business development and financial consultant for the Company.

Prior to the Effective Date, since April 2014 Mr. Ariura served as an independent contractor for various entities such as Kibush Capital Corporation, providing accounting and other financial and management services.  From August 2006, Mr. Ariura was first, the Chief Financial Officer, and from November 2008 until April 2014, the Chief Financial and Operating Officer, of Radient Pharmaceuticals Corporation, a former publicly-traded corporation engaged in the research, development, manufacturing, sale and marketing of the Onko-Sure® test kit, a proprietary in-vitro diagnostic cancer test.  From September 2004 until joining Radient Pharmaceuticals Corporation, Mr. Ariura was employed by Resources Global Professionals, providing both public and private companies with consulting services relating to Sarbanes-Oxley compliance, SEC filings and special project financial and management services.  Mr. Ariura received a B.S. in Business Administration from University of Southern California.

There are no family relationships between Mr. Ariura and any of the Company’s directors or executive officers.  There is no transaction or any currently proposed transaction (other than the transaction reported herein), in which the Company was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which Mr. Ariura had or will have a direct or indirect material interest.

In accordance with the terms of the Offer Letter, Mr. Ariura will be paid a salary of $150,000 per year.  The Company will recommend to the Company’s board of directors, at its first regularly scheduled meeting following the Effective Date, a grant of 500,000 restricted shares of the Company’s common stock (the “Restricted Stock”) under the Company’s equity incentive plan in effect at the time of the grant (the “Plan”).  The fair market value of the Restricted Stock will be determined in accordance with the terms of the Plan and the Restricted Stock will be subject to the terms and conditions of the Plan and a Restricted Stock Agreement to be executed by the Company and Mr. Ariura. The Company will recommend to the Board that the Restricted Stock be subject to the following vesting schedule: one-half of the shares of Restricted Stock will vest on the first anniversary of the Effective Date and one-half of the shares of Restricted Stock will vest on the second anniversary of the Effective Date, provided that he remains an employee of the Company on all such vesting dates.  If the Company is successful in listing its common stock on The NASDAQ Stock Market LLC or another national stock exchange, or if a Change in Control (as defined in the Plan) occurs, all unvested shares of the Restricted Stock will immediately vest. The Company will also pay Mr. Ariura an amount not to exceed $1,200 per month (the “Benefit Payment”) for his purchase of health insurance benefits.

Mr. Ariura is an employee at will.  Upon termination of his employment, unless the Company and Mr. Ariura agree in writing to another arrangement, Mr. Ariura will be entitled to receive (i) any accrued and unpaid compensation earned up to and including the date of his termination and (ii) that portion of the Benefit Payment earned up to and including the date of his termination.

Item 8.01

Other Events.

On July 23, 2015, the Company issued a press release announcing the appointment of Mr. Ariura as its Chief Financial Officer.  A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01

Financial Statements and Exhibits.

The following exhibits are filed as part of this report.

Exhibit No.	Description
99.1	Press Release issued July 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2015
SPIRAL TOYS INC.

By: /s/ Mark Meyers
Mark Meyers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued July 23, 2015